Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-60825 and No. 333-108569) of Air Methods Corporation of our report dated June 26, 2009 with respect to the statements of net assets available for benefits of Air Methods Corporation 401(k) Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of Air Methods Corporation 401(k) Plan.

Ehrhardt Keefe Steiner & Hottman PC

June 26, 2009
Denver, Colorado